Exhibit 10.6
AON PLC
LEADERSHIP PERFORMANCE PROGRAM
For 2015-2017

Overview
The Program has been adopted by the Committee as a sub-plan to the Stock Plan, effective as of January 1, 2015. The Program is the tenth layer of multi-year performance programs implemented by the Company. Earlier programs covered the three-year performance periods beginning on January 1 in each of 2006 through 2014 and ending on December 31 of 2008 through 2016, respectively.
Performance Cycle
The Program covers a multi-year performance cycle that begins on January 1, 2015 and ends on December 31, 2017 (“Performance Cycle”).
Eligibility
As recommended by the CEO and approved by the Committee, key members of the Company’s senior leadership team are eligible to participate in the Program. The CEO is also eligible to participate in the Program as approved by the Committee.
Participation
The Committee will approve in writing no later than May 31, 2015 the identity of the participants eligible to participate in the Program and each participant’s Award, denominated as described herein either in total number of LPP units or US dollars. Those participants so identified by May 31, 2015 shall be eligible to participate in the full Performance Cycle, retroactive to January 1, 2015.
If a participant is no longer considered a member of the Company’s senior leadership team, but the participant’s employment with the Company has not terminated, the participant’s Award under the Program shall be unaffected by the change in status.
Award Components – Performance Share Units
At the outset of participation in the Program, each participant will receive 100% of his or her Award “value” as target Performance Share Units of the Company’s ordinary shares. If the Award is denominated by the Committee in US dollars, the number of such target units will be derived by dividing the Award by the Fair Market Value of an ordinary share of the Company on the Grant Date.
Rules Applicable to Performance Share Units

1.	The Performance Share Units will be earned and will vest as of the Settlement Date, subject to the satisfaction of the performance criteria set forth herein.

2.
The payout resulting from the vesting of the Performance Share Units will be determined based on the Company’s cumulative adjusted Earnings per Share over the Performance Cycle as compared to the Target Earnings per Share.

3.	Payouts will range from 0% to 200% of the targeted number of Performance Share Units awarded.

4.
The Performance Share Units will pay out in ordinary shares of the Company issued under, and subject to, the limitations of the Stock Plan, provided that the pay out in ordinary shares shall take place in the calendar year following the end of the Performance Cycle.

5.
The Company shall have the right to satisfy all federal, state and local withholding tax requirements with respect to the award earned by reducing the number of earned shares by the number of shares determined by dividing the amount of withholding required by the Fair Market Value of an ordinary share of the Company on the Settlement Date.

6.	The Performance Share Units are not transferable and may not be sold, assigned, pledged, hypothecated or otherwise encumbered.

7.
Until the Settlement Date, the participant will not be treated as a shareholder as to those ordinary shares of the Company relating to the Performance Share Units. No cash payments will be provided for dividend equivalents or other distributions.

8.
The participant will be granted a Performance Award Certificate at the outset of his or her participation in the Program. The certificate, inclusive of its appendices, will set forth the target number of Performance Share Units granted to the participant, among other terms and conditions. The participant must sign and return to the Company the certificate to indicate that he or she agrees to be bound by the provisions of the Program, including the restrictive covenants described herein. Failure to return a signed certificate to the Company will result in forfeiture of the Performance Share Units.

9.	If a participant’s employment with the Company terminates before the last day of the Performance Cycle, the following rules will apply to the vesting of the Performance Share Units:

Reason for Employment Termination	Impact on Vesting of Performance Share Units
Retirement (for participants whose principle place of work is outside of EU only) or termination by Company without Cause
Performance Share Units will vest pro rata through the date of termination of a participant globally or, with regard to a participant whose principal place of work is outside of the EU as of the participant’s Retirement, and the vested Performance Share Units will pay out in accordance with rule 4 above. The Committee’s determination regarding the vested portion and payout will occur after the close of the Performance Cycle. The number of units earned will be calculated based on the actual achievement of the Target Earnings Per Share for the performance period, as capped at 200% by the formula herein, and then the result will be prorated as of the last full calendar quarter as of or preceding the participant’s termination or Retirement date, as follows:

Target Shares X (Adjusted EPS at end of quarter as of or preceding date of termination/ Adjusted EPS at end of performance period) X Performance Factor = Number of Pro-Rata Shares

A participant whose principle place of work is in the EU and who voluntary leaves the Company at any age will be subject to the rules below for “Voluntary Resignation”. A participant on secondment will be subject to the vesting rule applicable to his or her home country.

In the event a participant has an employment agreement with the Company or any of its subsidiaries providing for “good reason” termination, for purposes of this Program a termination of the participant’s employment for good reason will be treated in the same manner as a termination by the Company without cause.

Death or Total and Permanent Disability
If death or permanent disability occurs in the first or second calendar years of the Performance Cycle, the Performance Share Units will become immediately vested at the target award level and the vested Performance Share Units will pay out as soon as administratively feasible following such death or disability. If death or permanent disability occurs in the third calendar year of the Performance Cycle, the Performance Share Units will become vested at the greater of (i) the target award level or (ii) the number of units earned based on the actual achievement of the Adjusted Earnings Per Share for the entire Performance Cycle, and the vested Performance Share Units will pay out in accordance with rule 4 above.

Voluntary Resignation	Performance Share Units will be forfeited in their entirety
Termination by Company for Cause	Performance Share Units will be forfeited in their entirety

Reason for Employment Termination	Impact on Vesting of Performance Share Units
Termination due to Change in Control
If a successor to the Company assumes and continues this Program substantially in its current form after a Change in Control, the Performance Share Units will be subject to the following rules: (1) if the participant’s employment is terminated by the Company without Cause after the Change in Control but prior to the end of the Performance Cycle, the participant will become immediately vested in the greater of the target Performance Share Units or the number of units that would be earned based on the proportion of achievement of the Target Earnings Per Share as of the last full calendar quarter as of or preceding the participant’s termination date, and the vested Performance Share Units will pay out in accordance with rule 4 above; and (2) if the participant’s employment is terminated by the Company for Cause, by the participant in a voluntary resignation, or by reason of the participant’s death or Total and Permanent Disability, or if the participant’s employment is continued through the end of the Performance Cycle, the rules of the Program shall continue to apply to the Performance Share Units as if the Change in Control had not occurred.

If the successor to the Company does not assume and continue this Program substantially in its current form, the Performance Share Units shall become immediately vested at the greater of the target Performance Share Units or the number of units that would have been earned based on the proportion of achievement of the Target Earnings Per Share as of the last full calendar quarter as of or preceding the effective date of the Change in Control, and the vested Performance Share Units will pay out in accordance with rule 4 above.

10.
Notwithstanding the rules set forth in paragraph 9 above, in the event an employment agreement or other binding arrangement between a participant and the Company provides (a) for more favorable vesting of performance share units upon termination of employment, (b) an alternate definition (such as “cause” or “retirement”), and/or (c) an alternate restrictive covenant that is specifically intended to apply to awards under this Plan, the provisions of such employment agreement or arrangement will control if such provisions are approved by the Committee on or before the Grant Date.

11.
The time and form of payment of Performance Share Units shall be made in accordance with rule 4 above, provided that with respect to any payment upon a U.S. participant’s “separation from service” (as such term is defined under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the participant is a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the participant’s death or the date that is six months and one day following the participant’s termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this section shall be paid to the participant in accordance with rule 4 above. For purposes of the Program, the terms “retirement,” “termination of employment,” “terminated,” “termination,” and variations thereof, as used in this Program, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.

12.
The time or schedule of any payout of Performance Share Units pursuant to the terms of the Program may not be accelerated for U.S. participants except as otherwise permitted under Code Section 409A and the guidance and U.S. Treasury regulations issued thereunder.

Performance Measure for Performance Share Units
The performance measure for the Performance Share Units will be cumulative adjusted Earnings per Share for the Performance Cycle, for which the Committee has established a target of $18.14 (the “Target Earnings Per Share” or “Target EPS”).

Following the end of the Performance Cycle, the Committee will determine in its sole discretion the payout, which determination shall be final and binding. Performance Share Units will be subject to complete forfeiture if the Company’s performance for the Performance Cycle does not meet or exceed a minimum cumulative adjusted Earnings per Share of $17.44, and the payout for performance at or above that level will be calculated as follows:

2015-2017 Cumulative Adjusted EPS	% of Targeted Units Earned
$17.44	50%
$17.79	75%
$18.14	100%
$18.49	125%
$18.84	150%
$19.19	175%
$19.76 or higher	200%

The Performance Share Units will pay out linearly between each set of data points based on relative penetration within the range and rounded to one decimal place using standard rounding rules. Any fractional Performance Share Units that result from the application of the resulting payout percent will be truncated, not rounded or otherwise paid. For example, where cumulative adjusted EPS is $18.25, the calculation would be:

[ ($18.25 - $18.14 )	/	( $18.49 – $18.14) ]	X 25%	+100%	= 107.9%
The actual cumulative adjusted EPS less next lowest defined data point		To calculate basis for penetration in the full range above the actual lowest data point achieved.	Multiplied by the full spread of the corresponding range (125% - 100% in this case)	The achievement for the next lowest defined data point	Resulting calculation, standard rounding to one decimal place

Adjustments to Performance Measures or Results
The Committee will make appropriate adjustments to the Target Earnings per Share or the Company’s actual adjusted Earnings Per Share from continuing operations as publicly reported in the Company’s earnings release and annual Form 10-K on account of material (significant) adjustments as noted below or otherwise consistent with any amendment to the Stock Plan: change in accounting policy; gain/loss on disposition of assets or business; extraordinary legal/regulatory settlements; extraordinary market conditions; effects of natural or man-made disasters (e.g. Word Trade Center); hyperinflation (e.g. >15%); foreign exchange impact, or other extraordinary, unusual or infrequently occurring items – as defined by GAAP. The form and manner of any such adjustment shall be at the sole discretion of the Committee who will consider the long-term impact of such items. By way of example, the following events will not require adjustment: change in accounting estimate; gained/lost pre-tax income from sold/acquired businesses that represent less than 5% of total pre-tax income; inflation; general tax developments; litigation costs; effects of repaying or issuing debt; effects of share buyback/issue; effects of pension plan funding; changes in benefit/incentive plans; or normal currency/interest rate fluctuations.
Nominal Value
As required under the U.K. Companies Act 2006, at the time of settlement of Awards under this Program, the Awards are subject to the Participant’s payment of a Nominal Value (as determined in the sole discretion of the Company and in accordance with such law, as amended from time to time), and such obligation may be satisfied by the Participant in any manner to be established by the Company in its sole discretion.

Restrictive Covenants
The following restrictive covenants will apply to all awards under this Program; provided, however, that where such restrictions are modified to comply with local (non-U.S.) law as set forth in the performance award certificate issued in connection with this Program to, and accepted by, the Participant, the provisions in the performance award certificate will govern.
The Company is in the business of providing conventional and alternative risk management products and services covering the business of insurance brokerage, reinsurance brokerage, benefits consulting, compensation consulting, human resources consulting, human resources and benefits outsourcing, managing underwriting and related services including accounting, claims management and handling, contract wording, information systems and actuarial services on behalf of commercial and individual clients which are national and international and are not confined to any geographic area. An essential element of its business is the development and maintenance of personal contacts and relationships with clients. The Company invests considerable time and money to develop and maintain client relationships, including payment of employees’ salaries, benefits, travel, entertainment and other business expenses and assistance in servicing clients by making available to its employees specifically developed and researched industry data, client-specific information, legal support, accounting support, marketing, advertising and other corporate services, as well as providing training and professional development and valuable confidential business and professional information, toward the development and maintenance of its client relationships and related goodwill. Because of these contacts and relationships, it is common for the Company’s clients to develop identification with the employee who services its insurance needs, rather than with the Company itself. The personal identification of clients of the Company with a Company employee creates potential for the employee’s appropriation of the benefits of the relationships developed with clients on behalf of and at the expense of the Company. Since the Company would suffer irreparable harm if the employee left its employ and solicited the insurance or other related business of clients of the Company, it is reasonable to protect the Company against solicitation activities by the employee for a limited period of time after the employee leaves the Company so that the Company may renew or restore its business relationship with its clients. Therefore, as consideration for participation in this Program, each participant will be bound by the following restrictive covenants:
Covenant Not to Solicit
The employee agrees and covenants that, except with the prior written consent of the Company, the employee will not for a period of two years after the end of the employment compete directly or indirectly in any way with the business of the Company. For the purposes of this covenant, “compete directly or indirectly in any way with the business of the Company” means to enter into or attempt to enter into (on the employee’s own behalf or on behalf of any other person or entity) any business relationship of the same type or kind as the business relationship which exists between the Company and its clients or customers, in which the employee was involved or had knowledge, to provide services related to the business of the Company for any individual, partnership, corporation, association or other entity who or which was a client or customer for whom the employee was the producer or on whose account the Employee worked or became familiar during the 24 months prior to the end of employment.
Covenant Not to Hire
The employee also agrees not to induce or attempt to induce, or to cause any person or other entity to induce or attempt to induce, any person who is an employee of the Company to leave the employ of the Company during the term of the covenant set forth above.
If the Company determines that a participant has breached any of the covenants, his or her Performance Share Units will be immediately forfeited. In the event any of the restrictive covenants set forth herein is deemed unenforceable, such as against a non-US employee, the employee agrees that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions accordingly.
Assignment of IP
The employee also agrees to assign to the Company the employee’s entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas and writings and copyrightable material, which are conceived, developed, reduced to practice, or acquired by the employee (collectively “IP”)

during the employee’s employment and which relate to the business of the Company or any of its affiliates, parent companies, or subsidiaries. The employee further acknowledges that all original works of authorship which are made by the employee (solely or jointly with others) within the scope of and during the period of his/her employment with the Company and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act. The employee agrees to disclose promptly, fully and in writing all such IP to the Company. The employee will upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its affiliates, parent companies, or subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks, and copyrights in all countries.
Administration
It is expressly understood that the Committee has the discretionary authority to administer, construe, and make all determinations necessary or appropriate to the administration of the Program, all of which will be binding upon the participant. The Committee may delegate its authority to one or more of its members, or to one or more members of the Company’s senior management team, to offer participation in this Program to eligible individuals; provided, however, that the Committee shall not delegate its authority with respect to the participation of any officer of the Company who is subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended. The Company shall, as necessary, adopt conforming amendments to this Program as are necessary to comply with Code Section 409A.
General Provisions
All obligations of the Company under this Program with respect to payout of Awards, and the corresponding rights granted thereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other acquisition of all or substantially all of the business and/or assets of the Company.
This Program constitutes a legal document which governs all matters involved with its interpretation and administration and superseded any writing or representation inconsistent with its terms.
Reservation and Retention of Company Rights
The selection of any employee for participation in this Program will not give that participant any right to be retained in the employ of the Company. No employee will at any time have a right to be selected for participation in a future performance-based incentive program despite having been selected for participation in this Program or a previous program.
Stock Plan Controls
Except as specifically provided in this Program, in the event of any inconsistency between this Program and the Stock Plan, the Stock Plan will control, but only to the extent such Stock Plan provisions do not violate the provisions of Code Section 409A.
Code Section 409A
The Company intends that this Program and the Awards granted hereunder to U.S. participants be interpreted and construed to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of the Program to the contrary, the Program shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Committee intends to administer the Program so that it will comply with the requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Program will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any participant (or any other individual claiming a benefit through any participant) for any tax, interest, or penalties any participant may owe as a result of compensation paid under the Program, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect the participant from the obligation to pay any taxes pursuant to Code Section 409A.

Definitions
Adjusted Earnings per Share or Adjusted EPS: the Company’s adjusted earnings per share from continuing operations as publicly reported each quarter, and on an annual basis, in the Company’s earnings release and Form 10-K. The Committee has the sole discretion to approve an adjustment to EPS, in accordance with the adjustment criteria set forth herein.
CEO: the Company’s Chief Executive Officer.
Cause: as determined in the sole discretion of the Committee, means the participant: (A) performing a deliberate act of dishonesty, fraud, theft, embezzlement or misappropriation involving the participant’s employment with the Company, or breach of the duty of loyalty to the Company; (B) performing an act of race, sex, national origin, religion, disability, or age-based discrimination which, after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company and/or the participant; (C) material violation of Company policies and procedures including, but not limited to, the Aon Code of Business Conduct; or (D) performing a criminal act resulting in a criminal felony charge (or equivalent offense in a non-US jurisdiction) brought against the participant or a criminal conviction of the participant (other than a conviction of a minor traffic violation).
Change in Control: means:
(1)the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding ordinary shares of Aon plc (the “Outstanding Ordinary Shares”) or (ii) the combined voting power of the then outstanding securities of Aon plc entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from Aon plc (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from Aon plc), (B) any acquisition by Aon plc, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Aon plc or any corporation controlled by Aon plc, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 1(c); provided further, that for purposes of clause (B), if any Person (other than Aon plc or any employee benefit plan (or related trust) sponsored or maintained by Aon plc or any corporation controlled by Aon plc) shall become the beneficial owner of 30% or more of the Outstanding Ordinary Shares or 30% or more of the Outstanding Voting Securities by reason of an acquisition by Aon plc, and such Person shall, after such acquisition by Aon plc, become the beneficial owner of any additional shares of the Outstanding Ordinary Shares or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;
(2)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Aon plc subsequent to the date hereof whose election, or nomination for election by the shareholders of Aon plc, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of Aon plc as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;
(3)    the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Aon plc (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Ordinary Shares and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns Aon plc or all or substantially all of Aon plc’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Ordinary Shares and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: Aon plc; any employee benefit plan (or related trust) sponsored or maintained by Aon plc or any corporation controlled by Aon plc; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Ordinary Shares or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
(4)    the consummation of a plan of complete liquidation or dissolution of Aon plc.
Committee: the Organization and Compensation Committee of the Company’s board of directors.
Company: Aon plc, a public limited company incorporated under English law and its subsidiaries.
Fair Market Value: the per share value of the Company’s ordinary shares as determined by using the closing price of such shares as reported by the New York Stock Exchange on such date (or, if the New York Stock Exchange was not open for trading or the shares were not traded on that day, the next preceding day that the New York Stock Exchange was open for trading and ordinary shares of the Company were traded).
Grant Date: the date an Award to a participant is approved in writing by the Committee.
Program or LPP: the Leadership Performance Program, effective January 1, 2015.
Retire or Retirement: For a Participant whose principle place of work is outside of the European Union, including a participant on secondment from outside the European Union, the term means a voluntary termination of employment at or after the participant’s 55th birthday. For a Participant whose principle place of work is in the European Union, the term is inapplicable because the Participant's voluntary departure from the Company at any age and for any reason will be treated under the rules herein as a “voluntary resignation”.
Settlement Date: the date that the Committee determines whether the performance criteria applicable to the Performance Share Units has been achieved or exceeded and determines the payout to participants. The Settlement Date shall occur as soon as practicable following the close of the Performance Cycle.
Settlement Date Value: the Fair Market Value of an ordinary share of the Company on the date the Committee determines the amount of the Performance Share Units earned.
Stock Plan: the Amended and Restated Aon plc 2011 Incentive Plan, as approved by the Company’s shareholders on June 24, 2014.
Total and Permanent Disability: for (a) US employees, entitlement to long-term disability benefits under the Company’s program, as amended from time to time and (b) non-US employees, as established by applicable Company policy or as required by local law or regulations.
If a term is used but not defined, it has the meaning given such term in the Stock Plan.